Exhibit 10.3
July 16, 2007
Launi Skinner
[Address]
[Address]
Dear Launi:
Thank you for your contributions to the Company’s success and congratulations on your promotion to president, Starbucks Coffee U.S. reporting to Martin Coles at Starbucks Coffee Company. I value your passion for the organization and look forward to you beginning your new role on September 4, 2007.
Here are the specifics of your offer:
You will be paid bi-weekly at a base salary that annualizes to $500,000. You will next be eligible for a merit increase in December 2008.
Executive Management Bonus Plan
For fiscal year 2007, you will continue to be eligible to participate in the General Management Incentive Plan. Your incentive target will continue to be 40% of your eligible base salary and your bonus will be based on achievement of company, business unit and individual performance goals as set at the beginning of fiscal 2007. For fiscal year 2008, you will be eligible to participate in the Executive Management Bonus Plan. Your bonus target will be 65% of your eligible base salary. This bonus is based on achievement of company, business unit and individual performance goals to be set at the beginning of fiscal 2008. We will provide you with more information about the bonus plan and a copy of the plan documents. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.
Stock Option Grant
You will be granted stock options to purchase additional shares of Starbucks common stock with an economic value of $542,500 under the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan, subject to formal approval by the Compensation and Management Development Committee of the Board of Directors. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of the grant. The grant date of your options will be after you assume your new role and otherwise effective in accordance with the Company’s option grant policy. The options will be non-qualified and will vest in

Launi Skinner
July 16, 2007

equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment.
Management Deferred Compensation Plan
You will continue to be eligible to participate in the Management Deferred Compensation Plan (MDCP) because you are on our U.S. payroll and meet the eligibility criteria. The MDCP provides eligible partners with the opportunity to save on a tax-deferred basis. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. You may obtain more information about the MDCP on the Savings link at http://LifeAt.sbux.com.
Executive Life Insurance
As an executive, you and your family have a greater exposure to financial loss resulting from your death. You will continue to receive partner life coverage equal to three times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two times your annualized base pay (for a total of five times pay) to a maximum life insurance benefit of $2,000,000.
Executive Physical Exam
You will continue to be eligible to participate in Starbucks executive physical program. If you have questions about this physical, please contact Kelley Hardin at (206) 318-7756.
Benefits
To understand how your new role may affect your benefits, please contact the Starbucks Partner Contact Center at 1-866-504-7368 or your Partner Resources generalist. Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at any time without notice
Insider Trading
As an executive, with access to sensitive business and financial information about the Company, you will continue to be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures.

Launi Skinner
July 16, 2007

Coffee Hedging
As an officer of the Company, a member of the Coffee Management Group, or a partner involved in coffee procurement and trading on behalf of the Company, you are prohibited from trading in coffee commodity futures for your own account. If you have further questions, please contact your Partner Resources generalist.
As a condition of being promoted and in consideration for the increase in your base compensation, you are asked sign a Non-Competition Agreement. Enclosed are two copies. Please review and sign both copies of the Non-Competition Agreement and this letter, and return one copy of each document to Brenda Robinson.
In your position, you will remain employed ‘at will,’ meaning that either you or your employer can end the employment relationship at any time, for any reason not prohibited by law.
On behalf of the entire team, I wish you the best in your new role and look forward to your continued success. If you have any questions, please call me at 206-318-8575.

Warm regards,
/s/ Jim Donald
Jim Donald
president & chief executive officer Enc. Non-Competition Agreement

I accept employment with Starbucks Corporation, and its wholly owned subsidiaries, according to the terms set forth above.

/s/ Launi Skinner	July 16, 2007

Launi Skinner	Date